Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-37878) of TOR Minerals International, Inc. of our report dated March 12, 2012, with respect to the consolidated financial statements of TOR Minerals International, Inc. and subsidiaries as of December 31, 2011, and 2010, and for each of the three fiscal years in the period ended December 31, 2011, included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ UHY LLP
UHY LLP
Houston, Texas
July 30, 2012